Exhibit 5.1
Minerals Technologies Inc.
622 3rd Avenue, 38th Floor
 New York, NY 10017
August 7, 2015
The Board of Directors
Minerals Technologies Inc.
622 3rd Avenue, 38th Floor
 New York, NY 10017
Ladies and Gentlemen:
This opinion is rendered in connection with the registration of 1,477,282 shares of common stock (the "Common Stock"), par value $.10 per share, of Minerals Technologies Inc. (the "Company") pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission.
I have examined certificates of public officials, certificates of officers of the Company, originals or copies certified to my satisfaction of corporate documents and records of the Company, and other instruments and documents, all to the extent I deem relevant and necessary as a basis for my opinion. I have relied, to the extent that I deemed such reliance proper, upon such certificates with respect to the accuracy of factual matters contained therein that were not independently established. Based upon my review, I am of the opinion that all necessary corporate proceedings have been duly taken to authorize the issuance of the Common Stock covered by the Registration Statement, and all such Common Stock, upon issuance in accordance with the terms of the Minerals Technologies Inc. 2015 Stock Award and Incentive Plan, will be validly issued and outstanding, fully paid and nonassessable.
I hereby consent to the use of this opinion in the above-referenced Registration Statement on Form S-8 and to the reference to my name under the heading "Interests of Named Experts and Counsel" in such Registration Statement.
Very truly yours,
/s/ Thomas J. Meek
Thomas J. Meek
Senior Vice President, General Counsel, Human Resources, Secretary and Chief Compliance Officer